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                                                                    EXHIBIT 99.2


BRAINWORKS VENTURES, INC. COMPLETES ACQUISITION OF EBUSINESSLABS, INC.

ATLANTA, Feb 15, 2001 (BUSINESS WIRE) -- Brainworks Ventures, Inc. (OTC BB: BRAV chart, msgs), an Atlanta based venture development company headed by economist Dr. Donald Ratajczak, announced today that it has completed the acquisition of eBusinessLabs, Inc. Pursuant to the terms of the merger agreement, eBusinessLabs has become a wholly-owned subsidiary of Brainworks and Brainworks issued 800,000 shares of its common stock to the eBusinessLabs shareholders. These shares were issued in reliance upon certain exemptions from the applicable registration requirements under the securities laws.

In connection with the merger, Kirk Reiss and Cole Walker, both of whom were principals of eBusinessLabs, have been appointed to serve as directors of Brainworks, and John Cayce, who currently serves as the president of Brainworks and was formerly the managing director of the Strategic Enterprise Fund of United Parcel Service (NYSE: UPS chart, msgs), was also appointed to serve as a director of Brainworks.

Dr. Donald Ratajczak said, "We are excited to add university relationships and a talented group of entrepreneurial talent represented by eBusinessLabs to our enterprise development capability at Brainworks. And we are pleased that John Cayce, Kirk Reiss and Cole Walker have agreed to serve as directors."

Cole Walker, the president of eBusinessLabs, said, "It is very exciting to be joining Dr. Ratajczak and his team at Brainworks, the experience and knowledge of the merged team has collectively launched over 60 companies. That combined with Brainworks' network of advisors will allow us to provide the assistance companies need to be successful."

ABOUT BRAINWORKS
Brainworks Ventures, Inc. is a venture development company that provides funding and business consulting services to early-stage technology companies. For additional information, visit the Brainworks' website at www.brainworksventures.com.

ABOUT EBUSINESSLABS
eBusinessLabs, based in Atlanta, operates the Georgia State University venture development lab located in downtown Atlanta and is presently working with a number of early-stage companies.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "intend," "will" and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. We have no



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obligation to publicly update or revise these forward-looking statements to reflect new information, future events, or otherwise, except as required by applicable securities laws, and we caution you not to place undue reliance on these forward-looking statements.

Contact:
     Brainworks Ventures, Inc.
     (Investor Relations)
     Marc J. Schwartz, 404/524-1667, ext. 3272
     mjs@brainworksvc.com